Exhibit (l)

Faegre Drinker Biddle & Reath LLP
1500 K Street NW, Suite 1100
Washington, DC 20005
+1 202 230 5000 main
+1 202 842 8465 fax

June 18, 2026

Keystone Private Income Fund
c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

Re:	Keystone Private Income Fund

Ladies and Gentlemen:

We have acted as counsel to Keystone Private Income Fund, a Delaware statutory trust (the “Fund”), in connection with the filing of the Fund’s registration statement including any amendment thereto (the “Registration Statement”) to register, under the Securities Act of 1933, as amended (the “1933 Act”), shares of beneficial interests in the Fund. The Fund offers five separate classes of shares (the “Shares”), designated as Class A Shares, Class D Shares, Class Y Shares, Class I Shares, and Class Z Shares.

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s Agreement and Declaration of Trust (the “Declaration of Trust”) and resolutions adopted by the Board of Trustees, and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1.      The Shares will be issued in accordance with the Fund’s Declaration of Trust and resolutions of the Board of Trustees relating to the creation, authorization, and issuance of the Shares.

2.      The Shares will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

-2-	June 18, 2026

Based on the foregoing, it is our opinion that:

1.      The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.      When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and non-assessable by the Fund.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement of the Fund under the 1933 Act. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP